Exhibit 10.2

Baker Hughes Company Director Deferred Stock Unit Award Agreement For

[●] (“Participant”)

1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes Company 2021 Long-Term Incentive Plan (the “Plan”).

2.Grant. The Board of Directors (the “Board”) of Baker Hughes Company (the “Company”) has granted Deferred Stock Units (“DSUs”) to Participant on [●] (the “Grant Date”). Each DSU entitles Participant to receive from the Company one share of Class A common stock of the Company, par value $0.0001 per share (“Share”) on the Grant Date. Each DSU will be fully vested on the Grant Date.

3.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference. For the avoidance of doubt, this Award is an award of restricted stock units granted to Participant pursuant to Section 6(c) of the Plan.

4.No Ownership Rights Prior to Issuance of Common Stock. Participant shall not have any rights as a stockholder of the Company with respect to the Shares underlying the DSUs, including but not limited to the right to vote with respect to such Shares, until and after such Shares have been actually issued to Participant and transferred on the books and records of the Company.

5.Delivery of Shares of Common Stock. Within 30 days following the date of Participant’s “retirement” from the Board, the Company shall cause to be delivered to Participant the full number of Shares underlying the DSUs, together with all accrued Dividend Equivalents, subject to satisfaction of any applicable tax withholding pursuant to Section 8(b) of the Plan. For purposes of this Award, “retirement” from the Board means separation from service (as a director, employee and all other service provider relationships) with the Company under any circumstances, including due to death or disability. For the avoidance of doubt, a separation from service must meet the requirements of a “separation from service” within the meaning of Section 409A of the Code.

6.Administration Pursuant to Deferral Plan. Until settled in Shares pursuant to Section 5 above (or such earlier time as may be specified pursuant to the Baker Hughes Company Non-Employee Director Deferred Compensation Plan, as amended and restated effective May 22, 2024, and thereafter amended (the “Deferral Plan”)), each DSU shall be credited as an additional Deferral to Participant’s Account (as defined in the Deferral Plan) as an additional notional deferred Share with a Deferral Date (as defined in the Deferral Plan) as of the Grant Date, and after the Deferral Date will accrue additional

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notional Shares as of the date any dividends are paid with respect to the credited Shares in accordance with Section 5(c) of the Deferral Plan. The distribution timing specified pursuant to Section 5 will be the regular distribution timing for deferred Shares credited in respect of this grant of DSUs for purposes of Section 4(a) of the Deferral Plan.

7.Electronic Delivery. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

8.Nontransferability. This Award and this Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

9.Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan administer and maintain the data regarding the Plan, the participants and the awards granted to participants in the group consisting of the Company and its Subsidiaries (the “Company Group”) worldwide. You authorize the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”). You further acknowledge that you understand that the countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. Further, you understand that you are providing the

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consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you this Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.

10.Entire Agreement. This Award Agreement, the Plan, country specific addendums and the rules and procedures adopted by the Board contain all of the provisions applicable to the DSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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